Exhibit 21.1

September 15, 2008

NAME OF SUBSIDIARY	STATE OF ORGANIZATION

Berwyn Magnetic Resonance Center, L.L.C.	Illinois
Comprehensive Medical Imaging, Inc.	Delaware
Comprehensive Medical Imaging Centers, Inc.	Delaware
Comprehensive Medical Imaging-Fairfax, Inc.	Delaware
Comprehensive OPEN MRI-Carmichael/Folsom, LLC	California
Encinitas Imaging Center, LLC	California
East Bay Medical Imaging, LLC	California
Garfield Imaging Center, Ltd.	California
InSight Health Corp.	Delaware
InSight Health Services Corp.	Delaware
InSight-Premier Health, LLC	Maine
InSight ProScan, LLC	Ohio
Jefferson MRI	Texas
Jefferson MRI-Bala	Texas
Kessler Imaging Associates, LLC	New Jersey
Los Gatos Imaging Center	Texas
Maxum Health Corp.	Delaware
Maxum Health Services Corp.	Delaware
Maxum Health Services of Dallas, Inc.	Texas
Maxum Health Services of North Texas, Inc.	Texas
Mesa MRI	Texas
Mountain View MRI	Texas
MRI Associates, L.P.	Indiana
NDDC, Inc.	Texas
Open MRI, Inc.	Delaware
Orange County Regional PET Center-Irvine, LLC	California
Parkway Imaging Center, LLC	Nevada
Phoenix Regional PET Center-Thunderbird, LLC	Arizona
San Fernando Valley Regional PET Center, LLC	California
Signal Medical Services, Inc.	Delaware
St. John’s Regional Imaging Center, LLC	California
Syncor Diagnostics Bakersfield, LLC	California
Syncor Diagnostics Sacramento, LLC	California
TME Arizona, Inc	Texas
Western New York Imaging, LLC	New York
Valencia MRI, LLC	California
Wilkes-Barre Imaging, LLC	Pennsylvania
Woodbridge MRI	Texas